EXHIBIT 4.2


                      AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

            AMENDMENT TO DEPOSIT AGREEMENT dated as of February 17, 2005 (this "Amendment"), among INFICON HOLDING AG (the "Company"), THE BANK OF NEW YORK, as depositary (the "Depositary"), and all owners and beneficial owners from time to time of American Depositary Receipts issued under the Existing Deposit Agreement referred to herein.

                              W I T N E S S E T H :

            WHEREAS, the Company and the Depositary entered into an Amended and Restated Deposit Agreement dated as of November 8, 2000 (the "Existing Deposit Agreement") for the purposes set forth in that agreement; and

            WHEREAS, pursuant to Section 6.01 of the Existing Deposit Agreement, the Company and the Depositary wish to amend the Existing Deposit Agreement;

            NOW, THEREFORE, the Company and the Depositary hereby agree as follows:

1. Section 6.02 of the Existing Deposit Agreement is hereby amended by replacing the fifth sentence of that Section with the following:

"After the expiration of 60 days from the date of termination, the Depositary shall use reasonable efforts to sell the Deposited Securities then held under this Deposit Agreement and shall hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, without liability for interest, for the pro rata benefit of the Owners of Receipts that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds."

2. Article 21 of the form of Receipt attached as Exhibit A to the Deposit Agreement is hereby amended by replacing the fifth sentence of that Article with the following:

"After the expiration of 60 days from the date of termination, the Depositary shall use reasonable efforts to sell the Deposited Securities then held under this Deposit Agreement and shall hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, without liability for interest, for the pro rata benefit of the Owners of Receipts that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds."

3. The Depositary shall give the Owners notice of this Amendment as soon as practicable and concurrently with notice of termination of the Deposit Agreement. The foregoing amendments shall be effective 30 days after the date of that notice.

4. Except for the foregoing amendments, the Deposit Agreement shall remain in full force and effect until termination in accordance with the terms thereof.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6. This Amendment may be executed in one or more counterparts, and all those counterparts together shall constitute one original document.
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            IN WITNESS WHEREOF, INFICON HOLDING AG and THE BANK OF NEW YORK have duly executed this Amendment as of the date first above written.


                           INFICON HOLDING AG


                           By: /s/ Lukas Winkler
                               --------------------------------------
                               Name: Lukas Winkler
                               Title: President and Chief Executive Officer


                           By: /s/ Peter G. Maier
                               --------------------------------------
                               Name: Peter G. Maier
                               Title: Vice-President and Chief Financial Officer



                           THE BANK OF NEW YORK


                           By: /s/ Joanne DiGiovanni
                               --------------------------------------
                               Name: Joanne DiGiovanni
                               Title: